SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 7, 1998

To the Shareholders of
Play-By-Play Toys & Novelties, Inc.

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of PLAY-BY-Play Toys & Novelties, Inc. (the "Company") will be held at the San Antonio Doubletree Hotel and Conference Center, 37 N. E. Loop 410, San Antonio, Texas 78216 on the 7th day of December, 1998, at 3:00 p.m. (local time) for the following purposes:

    1. "FOR" the election of Directors of the nominees named on the accompanying Proxy; and

    2. "FOR" the ratification of the selection of PricewaterhouseCoopers LLP, as certified public accountants, for the Company for the fiscal year ending July 31, 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only common shareholders of record at the close of business on November 17, 1998, are entitled to notice of and to vote at the annual meeting.

    All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of Play-By-Play Toys & Novelties, Inc. at any time prior to the voting thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ SAUL GAMORAN
                                              SAUL GAMORAN
                                              EXECUTIVE VICE PRESIDENT,
                                              GENERAL COUNSEL AND SECRETARY

San Antonio, Texas
November 18, 1998

                      PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                         SAN ANTONIO, TEXAS 78218-0267
                                 (210) 829-4666

                               NOVEMBER 17, 1998

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 1998

      This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of Play-By-Play Toys & Novelties, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, December 7, 1998, at 3:00 p.m. at the San Antonio Doubletree Hotel and Conference Center, 37 N.E. Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. Only those shareholders of record at the close of business on November 17, 1998 will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about November 23, 1998.

      All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. If no directions have been specified on a Proxy, the Common Shares represented by that Proxy will be voted as follows:

   "FOR" the election of Directors of the nominees named on the accompanying Proxy; and

   "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for fiscal year 1999.

      Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

      Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing mailed to Saul Gamoran, Secretary of the Company, at the Company's executive offices at 4400 Tejasco, San Antonio, Texas 78218-0267, by executing a subsequent Proxy, or by attending the Annual Meeting and declaring to the Company such shareholder's intent to vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

      The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on November 17, 1998, is necessary to constitute a quorum at the Annual Meeting. As of November 17, 1998, the Company had 7,315,000 Common Shares issued and outstanding.

      Under Texas law and the Company's Amended and Restated Bylaws, each shareholder is entitled to one vote for each Common Share held. Common Shares represented in person or by proxy but not voted with respect to a proposal are counted as present. In votes other than for the election of directors, the effect of abstention or a non-vote is the same as a "no" vote. In the election of directors, Common Shares as to which the authority to vote is withheld and the Common Shares represented in person or by proxy but not voted with respect to the election of directors are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

      All costs of solicitation of the proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                                   MANAGEMENT

      The names of the directors and executive officers of the Company, their respective ages, positions and director terms are as follows:

                                                                                     DIRECTOR
        NAME                 AGE                    POSITION                           TERM
        ----                 ---                    --------                           ----
Arturo G. Torres             62    Chief Executive Officer and                         2001
                                   Chairman of the Board

Mark A. Gawlik               36    President, Chief Operating Officer                  2000
                                   and Director

Saul Gamoran                 39    Executive Vice President, General                   2001
                                   Counsel, Secretary
                                   and Director

Raymond G. Braun             42    Chief Financial Officer, Treasurer                  2000
                                   and Director

Francisco Saez Moya          49    President - Play-By-Play Toys &                     1999
                                   Novelties Europa, S.A., Vice
                                   Chairman of the Board and Director

Ottis W. Byers               53    Director                                            1999

Tomas Duran                  53    Director                                            2000

Berto Guerra, Jr.            48    Director                                            2001

Steve K.C. Liao              52    Director                                            1999

James F. Place               66    Director                                            2000

      ARTURO G. TORRES has been Chief Executive Officer and Chairman of the Board of the Company since April 1993. Prior thereto, Mr. Torres was the Founder, Chairman of the Board, Chief Executive Officer and President of Pizza Management, Inc. ("PMI") from its inception in 1972 to its eventual sale in 1992. PMI was the largest (approximately 240 restaurants) private Pizza Hut, Inc. franchisee in the world with operations in the United States, the Commonwealth of Puerto Rico, Spain and the United States Virgin Islands. Although Mr. Torres is actively involved in the management of the Company, he is also involved in private business endeavors which include Veladi Ranch Steak House, Inc., a privately held steak house chain with six restaurants open.

      MARK A. GAWLIK has been President and a Director of the Company since its inception in January 1992, and became Chief Operating Officer in April 1993. From January 1990 until the May 1992 acquisition by the Company, Mr. Gawlik was Co-General Manager of the Toys and Novelties Division of PMI. From February 1986 through December 1989, Mr. Gawlik was Controller of PMI. From June 1983 through February 1986, he was employed by Deloitte, Haskins & Sells, San Antonio, Texas, most recently as Senior Accountant. Mr. Gawlik received a Bachelor of Business Administration degree in accounting, summa cum laude, from The University of Texas at Austin in 1984.

      SAUL GAMORAN has been Executive Vice President, General Counsel, Secretary and a Director of the Company since May 1996. From April 1995 through May 1996, Mr. Gamoran was President of Renaissance Strategies, Ltd., a consulting firm specializing in consumer products. From June 1988 through March 1995, Mr. Gamoran was Executive Vice President of Ace Novelty Co., Inc. Mr. Gamoran is a past board member of the Toy Manufacturers of America, a toy industry trade association. Mr. Gamoran received a Juris Doctor degree from Northwestern University in 1984 and a Bachelor of Science degree in speech from Northwestern in 1981.

      RAYMOND G. BRAUN has been Chief Financial Officer, Treasurer and a Director of the Company since January 1997. Prior to that, Mr. Braun served as the Company's engagement partner with the independent accounting and advisory firm of Coopers & Lybrand, L.L.P. Mr. Braun served in various roles at Coopers & Lybrand since 1980, having joined the firm immediately after graduation. Mr. Braun received a Bachelor of Business Administration degree in accounting from The University of Texas at Austin.

      FRANCISCO SAEZ MOYA has been President of Play-By-Play Toys & Novelties Europa, S.A. ("Play-By-Play Europe") since April 1995. Mr. Moya is a nominee to the Board of Directors for the 1999 annual shareholders' meeting. Mr. Moya was elected to the office of Vice Chairman of the Board of Directors in February 1998. From May 1992 until April 1995, Mr. Moya was Vice-President - European Operations of the Company and has served as a Director of the Company since May 1992. Mr. Moya also serves as Administrator of Play By Play Europe, a position he has held since 1989. From May 1986 through May 1992, he served as Vice President - Spain for the Restaurant Division of PMI. Mr. Moya is fluent in English, Spanish, Italian, Portuguese and French. Mr. Moya received a M.H.C.C. degree in Hotel and Catering Management-Accounting from the College of Further Education of Hastings, England in 1973.

      OTTIS W. BYERS has been a Director of the Company since September 1995. Mr. Byers is a nominee to the Board of Directors for the 1999 annual shareholders' meeting. Since May 1998, Mr. Byers has been owner of Circle CB Transport, Inc. of Crockett, Texas. Since 1990, Mr. Byers has owned 4-B Ranch in Crockett, Texas. From 1978 through 1994, Mr. Byers owned Byers Enterprises, which operated three Mexican food restaurants in Texas. Mr. Byers received a Bachelor of Science degree in history from Sam Houston State University, Huntsville, Texas, in 1968.

      TOMAS DURAN has been a Director of the Company since November 1992. Mr. Duran has owned an insurance consulting business located in Corpus Christi, Texas, since August 1992. From 1988 through July 1992, he was Director of Management and Budget and Senior City Manager for the City of Corpus Christi, Texas. Mr. Duran served as Trade Representative for the Monterrey, Veracruz and Mexico City Foreign Trade Mission and served as President of the Texas Public Employees Labor Relations Association from 1985 through 1986. Mr. Duran studied engineering at Universidad de Madrid, Madrid, Spain from 1964 through 1965 and received a Bachelor of Arts degree in international relations from West Texas State University in 1970.

      BERTO GUERRA, JR. has been a Director of the Company since its inception in May 1992. Mr. Guerra is the Executive Vice President, External Affairs Southwestern Bell Telephone, and has been employed by that company or another subsidiary since 1978. Mr. Guerra served on President Bush's Hispanic Alliance on Free Trade from 1989 through 1992 and has served on the College of Education Foundation Advisory Council of The University of Texas from 1988 to the present. In April 1995, Mr. Guerra was elected to the Board of Trustees of The University of Texas-Pan American Foundation. Mr. Guerra received a Bachelor of Science degree in interdisciplinary management from Southwest Texas State University in 1984.

      STEVE K.C. LIAO has been a Director of the Company since October 1995. Mr. Liao is a nominee to the Board of Directors for the 1999 annual shareholders' meeting. Since 1989, Mr. Liao has also been a real estate investor and property manager of multi-family properties in Houston, Texas.

      JAMES F. PLACE has most recently been a Director of the Company since March 1996, also served as a Director from October 1994 through January 1996. Since 1967, Mr. Place has owned and managed various commercial real estate properties and other investments primarily located in Texas, which has been his primary business occupation. Mr. Place was a director of PMI from 1976 to June 1992. Mr. Place has been a director of Grand Prix Tours, Inc., a tour operation for automobile racing events, since January 1988.

      There are no family relationships among any of the executive officers or directors of the Company.

NUMBER, TERM AND COMPENSATION OF DIRECTORS

      The Company's Articles of Incorporation divide the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Successors to directors whose terms have expired are required to be elected by shareholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board. The terms of Messrs. Moya, Byers and Liao will expire at the 1999 annual meeting of shareholders of the Company; the terms of Messrs. Gawlik, Braun, Duran and Place will expire at the 2000 meeting of shareholders, and the terms of Messrs. Torres, Gamoran and Guerra will expire at the 2001 annual meeting of shareholders. The executive officers of the Company are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board until their successors are elected and qualified.

      Outside members of the Board are compensated $1,000 per meeting for attending Board meetings, $500 per meeting for attending Board committee meetings and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings. During fiscal 1998, total outside directors' fees of $38,000 were paid in cash. Management directors receive no fees for their services.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

      Messrs. Moya, Byers and Liao are the Board's nominees for election as directors, to serve as Category II directors until the 2002 annual meeting of shareholders or until their successors are elected and qualified. Information concerning the nominees is set forth above. Messrs. Byers and Liao were previously elected to the Board by the Company's shareholders. Mr. Moya was previously appointed to the Board by the Board.

      The Board currently consists of ten members. The Board has determined to nominate three persons for election. The proxies cannot be voted for a greater number of persons than the number of nominees named.

      If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitutes proposed by the Board, unless the Board should decide to reduce the number of directors to be elected at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for the election of each nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

BOARD MEETINGS

      The Board held five meetings during the fiscal year ended July 31, 1998. All directors attended at least 75% of the meetings of the Board and Board committees of which they are members.

BOARD COMMITTEES

      The Company's Board has two standing committees: the Audit Committee and the Compensation Committee. The functions of the Audit Committee, of which Messrs. Byers, Duran, Guerra, Liao and Place are members, are to make recommendations to the Board regarding the engagement of the Company's independent accountants and to review with management and the independent accountants the Company's internal controls, financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. The Audit Committee held three meetings during fiscal 1998. The functions of the Compensation Committee, of which Messrs. Byers, Duran, Guerra, Place and Liao are members, are to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, to administer the Play-By-Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan"), to fix the terms of other employee benefit arrangements and to make awards under such arrangements. The Compensation Committee held three meetings during fiscal 1998. During fiscal 1998, none of the individuals serving on the Compensation Committee was an officer or employee of the Company. The Board does not have a Nominating Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities, to file by specific dates with the United States Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failure of its directors and officers and beneficial owners of more than 10% of the Company's Common Stock to file by the relevant due date any of these reports during the Company's fiscal year.

      To the Company's knowledge, during fiscal 1998 all Section 16(a) filing requirements applicable to the Company's officers, directors and 10% shareholders were complied with, except for two late filings as to Arturo G. Torres and one late filing as to Steve Liao.

                             EXECUTIVE COMPENSATION

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMPENSATION COMMITTEE

      The Compensation Committee's stated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the Incentive Plan, fix the terms of other employee benefit arrangements and make awards under such arrangements. The Compensation Committee is composed of directors who have never served as officers of the Company. The following is a summary of policies of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

      GENERAL COMPENSATION POLICY. The Compensation Committee's overall policies with respect to executive officers is to offer competitive compensation opportunities for such persons based upon their personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is comprised of three elements:
(i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders, and (iii) for executive officers and certain personnel that perform sales and marketing functions, annual cash bonuses related to the performance of the Company for such individual's respective functional area.

      FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Compensation Committee may, in its sole discretion, apply entirely different factors, such as different measures of financial performance for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

      BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions in similarly situated companies within the toy industry or similarly sized public companies and internal comparability considerations. However, the Compensation Committee did not conduct a formal survey of executive officer salaries at such companies. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that the Company would use in a comparison for shareholder returns.

Therefore, the compensation comparison group is not the same as the industry group index used in the "Performance Graph" section below.

      STOCK-BASED INCENTIVE COMPENSATION. The Company adopted the Incentive Plan in August 1994. The Incentive Plan authorizes the Company to award incentive stock options and non-qualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. On June 27, 1996, the Company registered with the SEC 700,000 shares authorized under the Incentive Plan. On December 11, 1997, the shareholders approved to increase the number of shares authorized to award incentive options and non-qualified stock options by 600,000 shares to 1,300,000 shares. On March 17, 1998, the Company registered with the SEC the additional 600,000 shares. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Incentive Plan shall be an amount not less than 100% of the fair market value on the date the option is granted or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares. Thus, the optionee receives a return only if the market price of the shares appreciates over the option term. The grants are designed to align the interests of the optionees with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers of the Company are already significant shareholders of the Company (see "Principal Shareholders"). Moreover, the long-term vesting schedules encourage a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

      ANNUAL CASH BONUSES. The Company does not have a formal cash bonus program for executive officers, although cash bonuses have been paid from time to time in the past to selected executive officers in recognition of superior individual performance. The Compensation Committee recommended, and the Company awarded a $200,000 cash bonus to Mr. Arturo G. Torres, Chairman and Chief Executive Officer of the Company, during fiscal 1998.

CHIEF EXECUTIVE OFFICER

      In fiscal 1998, Arturo G. Torres, Chairman and Chief Executive Officer of the Company, received total cash payments of $368,154 in salary and $200,000 in a cash bonus. In fiscal 1998, Mr. Torres was also granted options outside the Incentive Plan to purchase 150,000 shares of Common Stock at an exercise price of $19.00 (which was 100% of the closing sales price of the Common Shares on the date of the grant) and 50,000 shares of Common Stock pursuant to the Company's Incentive Plan at an exercise price of $18.9375 (which was 100% of the closing sales price of the Common Shares on the date of the grant). One half vest in six months from the date of grant and the remaining option shares vest on the first anniversary. The Compensation Committee notes that the Company under the strong leadership of Mr. Torres produced significant growth in sales and earnings during the period. The Compensation Committee considers this level of compensation appropriate in light of Mr. Torres' leadership of a growth oriented toy company which has experienced significant increases in fiscal 1998 net sales and net income of 29.6% and 35.9%, respectively, as compared to fiscal 1997. Mr. Torres does not have an employment agreement with the Company.

LIMITATIONS ON DEDUCTIBILITY

      The Compensation Committee has reviewed the Company's informal compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). At present levels of compensation, these amendments do not limit the deductions to which the Company is entitled and the Compensation Committee has therefore concluded that no changes in the Company's compensation policies as a result of these amendments are appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Tomas Duran, a director of the Company served on the Compensation Committee during fiscal year 1998. Mr. Duran is affiliated with an insurance agency which provided certain property, casualty and liability insurance to the Company in fiscal 1998. In connection with this transaction, Mr. Duran received commissions from the insurance companies in the amount of $5,421 for the year ended July 31, 1998. The Company paid premiums on policies issued by the affiliated insurance agency totaling $272,600 during fiscal 1998. The Company believes that the arrangements with and the amounts paid to the insurance companies are fair and reasonable. This transaction is required to be reported under Item 404 of Regulation S-K.

SUMMARY

      The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interests of the Company's shareholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes positively affect shareholder value.

           PLAY-BY-PLAY TOYS & NOVELTIES, INC. COMPENSATION COMMITTEE
                                  1998 MEMBERS
                 Ottis W. Byers, Tomas Duran, Berto Guerra, Jr.,
                       Steve K. C. Liao and James F. Place

PERFORMANCE GRAPH

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS SECTION ENTITLED "PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FILINGS OR INTO ANY FUTURE FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

      The following graph compares the cumulative total shareholder return on the Company's Common Stock from July 19, 1995 (the date the Company became a public company) until July 31, 1998, with the cumulative total return of the Standard and Poor's Index and the Peer Group Index (as defined below). The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on July 19, 1995 and reinvestment of all dividends. The initial public offering price of the Company's Common Stock on July 19, 1995 was $12.25 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       FOR THE PERIOD ENDED JULY 31, 1998

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                CUMULATIVE TOTAL RETURN
                                      ------------------------------------------
                                     7/19/95    7/95     7/96     7/97     7/98
                                      ------   ------    -----   ------    -----
PLAY-BY-PLAY TOYS & NOVELTIES, INC..  100.00   107.00    75.00   124.00    80.00
PEER GROUP .........................  100.00   110.16   231.20   219.13   116.44
S & P 500 ..........................  100.00   102.01   118.92   180.92   215.81

CUMULATIVE TOTAL RETURN*                                           JULY 31, 1998
------------------------                                           -------------
PLAY-BY-PLAY TOYS & NOVELTIES, INC. .................................  80.00
S&P 500 ............................................................. 215.81
PEER GROUP** ........................................................ 116.44

* ANNUAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. THERE WERE NO DIVIDENDS PAID BY THE COMPANY DURING THE PERIOD PRESENTED. CUMULATIVE TOTAL RETURN ASSUMES AN INITIAL INVESTMENT OF $100 ON JULY 19, 1995.

** PEER GROUP INDEX IS COMPOSED OF TOY COMPANIES WITH SIMILAR MARKET
   CAPITALIZATION. THESE COMPANIES ARE GALOOB LEWIS TOYS INC., EMPIRE OF CAROLINA, INC., EQUITY MARKETING INC., JANEX INTERNATIONAL, INC. AND JUST TOYS, INC.

SUMMARY COMPENSATION TABLE

      The following table sets forth-certain information concerning compensation of (i) the Company's Chief Executive Officer, and (ii) the four highest paid executive officers (other than the CEO) of the Company whose annual compensation exceeded $100,000:

                            SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                          ---------------------------------------------------- -----------------------------------
                                                                                                            #SHARES
                                                                                    OTHER      RESTRICTED  UNDERLYING
            NAME AND                     FISCAL                                    ANNUAL        STOCK      OPTIONS    ALL OTHER
       PRINCIPAL POSITION                 YEAR     SALARY           BONUS      COMPENSATION(1)   AWARDS    (2)(3)(5)  COMPENSATION
       ------------------                 ----     ------           -----      ---------------   ------    ---------  ------------
Arturo G. Torres, ...................     1998    $368,154        $200,000            -            -        200,000        --
  Chairman of the Board .............     1997    $284,635            --              -            -         60,000        --
  and Chief Executive Officer .......     1996    $196,962        $ 68,250            -            -         10,000        --

Mark A. Gawlik, .....................     1998    $211,058            --              -            -         70,000        --
  President and Chief ...............     1997    $190,000            --              -            -         30,000        --
  Operating Officer .................     1996    $152,884        $ 30,250            -            -         10,000        --

Saul Gamoran, .......................     1998    $210,219            --              -            -         70,000        --
  Executive Vice President, .........     1997    $180,008            --              -            -         30,000        --
  General Counsel and ...............     1996    $ 31,731            --              -            -        100,000        --
  Secretary

Raymond G. Braun, ...................     1998    $200,577            --              -            -         70,000        --
  Chief Financial Officer ...........     1997    $101,635            --              -            -        200,000        --
  and Treasurer (4) .................     1996        --              --              -            -           --          --

Francisco Saez Moya .................     1998    $200,577            --              -            -         70,000        --
  President - Play By Play ..........     1997    $156,057            --              -            -         30,000        --
  Europe and Vice Chairman ..........     1996    $125,000        $ 16,000            -            -           --          --
  Chairman of the Board

------------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of annual salary reported for any named executive officer.

(2) All 1996 options were originally granted on September 29, 1995, except for Mr. Gamoran's which were granted on May 16, 1996. All such options were re-priced on December 9, 1996. The options are exercisable according to the original vesting schedule.

(3) The outstanding options were granted pursuant to the Company's Incentive Plan except for Mr. Braun whom was granted 200,000 non-qualified stock options pursuant to his employment agreement.

(4) Mr. Braun joined the Company on January 2, 1997.

(5) Options granted on August 29, 1997 were granted outside the Incentive Plan at an exercise price of $19.00 and options granted on December 11, 1997 were granted pursuant to the Company's Incentive Plan at an exercise price of $18.9375.

EMPLOYMENT ARRANGEMENTS

      Other than employment agreements with Mr. Gamoran, Mr. Braun and two other employees, the Company does not have employment agreements with any of its United States employees. In May 1996, the Company entered into an employment agreement with Mr. Gamoran, which agreement will automatically expire May 1999, unless it is terminated by the Company or Mr. Gamoran. In November 1996, the Company entered into an employment agreement with Mr. Braun, which agreement will automatically expire January 2, 2000, unless it is terminated by the Company or Mr. Braun. The Company does have standard national employment contracts with all of its Spanish employees.

STOCK OPTION GRANT TABLE

      The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended July 31, 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                   NUMBER OF      % OF TOTAL
                  SECURITIES     OPTIONS/SARS      EXERCISE
                  UNDERLYING      GRANTED TO       OR BASE                   GRANT DATE
                    OPTIONS       EMPLOYEES IN      PRICE       EXPIRATION    PRESENT
NAME               GRANTED(#)   FISCAL 1998(1)    ($/SHARE)        DATE      ($/SH)(2)
---------------------------------------------------------------------------------------
Arturo G. Torres    200,000         19.34%         $ 19.00        8/29/07      $7.26
                     50,000          4.84%         $ 18.9375      12/11/07     $7.10

Mark A. Gawlik       50,000          4.84%         $ 19.00        8/29/07      $7.26
                     20,000          1.93%         $ 18.9375      12/11/07     $7.10

Saul Gamoran         50,000          4.84%         $ 19.00        8/29/07      $7.26
                     20,000          1.93%         $ 18.9375      12/11/07     $7.10

Raymond G. Braun     50,000          4.84%         $ 19.00        8/29/07      $7.26
                     20,000          1.93%         $ 18.9375      12/11/07     $7.10

Francisco Saez Moya  50,000          4.84%         $ 19.00        8/29/07      $7.26
                     20,000          1.93%         $ 18.9375      12/11/07     $7.10

------------
(1) Based upon 1,034,000 options to purchase shares of Common Stock granted in fiscal 1998.

(2) The per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 30.3% based on historical stock prices of comparable companies); risk-free interest rate ranging from 5.39% to 6.67% (based on returns available through U.S. Treasury bonds); no dividend yield; and an expected life of 5 years for 10-year options and expected life of 2.5 years for 5-year options. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

      The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1998, any value realized thereon, the number of unexercised options at the end of fiscal year 1998 (exercisable and unexercisable) and the value with respect thereto.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                      OPTIONS AT FISCAL YEAR END(#)   AT FISCAL YEAR END($)(1)
                         ACQUIRED          VALUE      -----------------------------  ---------------------------
NAME                   ON EXERCISE(#)   REALIZED($)   EXERCISABLE      UNEXERISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
Arturo G. Torres             -              -          260,000            25,000           -             -
Mark A. Gawlik               -              -           82,000            40,000           -             -
Saul Gamoran                 -              -          131,834            66,666           -             -
Raymond G. Braun             -              -          103,346           166,654       $146,692       $253,308
Francisco Saez Moya          -              -           72,000            40,000           -             -

------------
(1) Total value of options based on fair market value of $10.00 per share as of July 31, 1998, the last date reported sale price of the Common Stock as reported by the Nasdaq National Market on that date.

1994 INCENTIVE PLAN

      SCOPE. During fiscal 1995, the Board of Directors and shareholders of the Company approved the Incentive Plan. The Incentive Plan authorizes the Company to award incentive stock options and non-qualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. On June 27, 1996, the Company registered with the Securities and Exchange Commission 700,000 shares authorized under the Incentive Plan. On August 29, 1997, the Board of Directors amended the Incentive Plan to increase the number of shares authorized to award incentive options and non-qualified stock options by 600,000 shares to 1,300,000. This amendment was approved at the December 1997 shareholders' meeting. On March 17, 1998, the Company registered with the Securities and Exchange Commission the additional 600,000 shares. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. If an award made under the Incentive Plan expires, is canceled or otherwise is terminated, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on August 24, 2004.

      ADMINISTRATION. The Incentive Plan is administered by the Company's Compensation Committee (the "Committee"). Subject to the provisions of the Incentive Plan, the Committee will have authority to select those officers and other employees of the Company to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards.

      STOCK OPTIONS. Both incentive stock options and non-qualified stock options (collectively referred to as "Stock Options") may be granted pursuant to the Incentive Plan. All Stock Options granted under the Incentive Plan will have an exercise price per share to be determined by the Committee, provided that the exercise price per share under each Stock Option shall not be less than the fair market value of a share of Common Stock at the time the Stock Option is granted (110% of such fair market value in the case of incentive stock options granted to a shareholder who owns 10% or more of the Company's Common Stock).

The maximum term for all Stock Options granted under the Incentive Plan is ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock). Stock Options are exercisable at such time and in such installments as the Committee may provide at the time the Stock Option is granted. During fiscal 1998, the Committee granted incentive stock options to purchase 534,000 shares of Common Stock under the Incentive Plan to certain officers and employees of the Company. At July 31, 1998, 1,020,000 incentive stock options were outstanding. The options generally have a four-year vesting period and are exercisable at prices per share ranging from $9.75 to $19.00. One-fifth of such options will become exercisable six months after the date of grant and on each of the first four anniversaries of the date of grant. In the event of a change in control of the Company, as defined in the Incentive Plan, awards under the Incentive Plan become exercisable within 60 days of the change in control. The options exercisable as of July 31, 1998 are 486,734.

      RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to officers and employees subject to conditions established by the Committee. The terms of a restricted stock award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the award is made. Unless the Committee determines otherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive all dividends thereon. The Committee may determine at the time of an award of restricted stock that dividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock shall set forth the terms and conditions of such awards and the effect of a grantee's termination of employment. No restricted stock shares have been issued pursuant to the Incentive Plan as of July 31, 1998.

      TERMINATION AND AMENDMENT. The Incentive Plan may be terminated or amended by the Board, provided that, in the absence of shareholder approval, no amendment of the Incentive Plan may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan, change the exercise price of a Stock Option, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment of the Incentive Plan may adversely alter or impair any Stock Option or share of restricted stock awarded under the Incentive Plan prior to such amendment without the consent of the holder thereof.

NON-PLAN OPTIONS

      In addition to the Stock Options granted pursuant to the Incentive Plan, during fiscal 1998, the Company granted non-qualified stock options outside of the Incentive Plan to purchase 150,000 shares of Common Stock to Mr. Arturo G. Torres and 50,000 shares each to Messrs. Gawlik, Braun, Gamoran, and Moya. The Non-Plan Options were granted at an exercise price equal to $19.00 (which was 100% of the closing sales price of the Common Shares on the date of the grant) and expire five years thereafter. Half of Mr. Torres' options vest six months from the date of grant and the remainder vest twelve months from the date of grant. One-fourth of Messrs. Gawlik, Braun, Gamoran, and Moya's such options will become exercisable six months after the date of grant and on each of the first three anniversaries of the date of grant. The Non-Plan Options exercisable as of July 31, 1998 are 322,800.

      On August 29, 1997, the Company granted non-qualified stock options outside of the Incentive Plan to purchase 20,000 shares of Common Stock to each of Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $19.00 (which was 100% of the quoted price of the Common Stock on the date of grant) and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant.

      On February 6, 1998, the Company granted non-qualified stock options outside of the Incentive Plan to purchase 10,000 shares of Common Stock to each of Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $19.625 (which was 100% of the quoted price of the Common Stock on the date of grant) and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant.

      In connection with the employment of Raymond Braun in January 1997, options to purchase 200,000 shares of Common Stock were granted at a purchase price of $8.00 per share. These options vest on or after the first day of each calendar month, commencing February 1, 1997, through and including January 1, 2002, up to one sixtieth (1/60) of the total number of shares. In connection with these option grants, the Company recognized $140,000 of compensation expense and has a balance of $478,333 of unearned compensation in fiscal 1998.

REGISTRATION OF SHARES

      On June 27, 1996, the Company registered 700,000 shares of Common Stock that are issuable pursuant to the Incentive Plan and such non-qualified stock options with the United States Securities and Exchange Commission. On March 17, 1998, the Company registered additional 600,000 shares that are issuable pursuant to the Incentive Plan and such non-qualified stock options with the United States Securities and Exchange Commission.

                             PRINCIPAL SHAREHOLDERS

      The following table presents certain information as of July 31, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each named executive officer, (iii) each director of the company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that each shareholder named in this table has sole investment and voting power with respect to the shares set forth opposite such shareholder's name.

                                  NUMBER
                                  SHARES
                                BENEFICIALLY
Name                              OWNED            PERCENTAGE
-------------------------------------------------------------
Arturo G. Torres                 1,742,990(1)       23.01%
Mark A. Gawlik                     230,321           3.11%
Francisco Saez Moya                309,986           4.20%
Saul Gamoran                       131,834           1.77%
Raymond G. Braun                   101,943           1.37%
Berto Guerra, Jr.                   66,065             *
James F. Place                      79,873           1.08%
Tomas Duran                         35,400             *
Ottis W. Byers                      43,000             *
Steve K. C. Liao                    45,500             *
                                -----------
All directors and executive
officers as a group
(ten persons                     2,786,912
                               ===========

 *  Less than 1%

(1) Includes 49,200 shares held in trust for the benefit of Mr. Torres' three minor children (16,400 shares each), for which Mr. Torres is the trustee and has sole voting and investment power.


      The business address of all officers and directors of the Company is 4400 Tejasco, San Antonio, Texas 78218-0267.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company leases a building used as a video arcade located in Odessa, Texas, from Mr. Torres. Rental expense for such arcade was approximately $7,100 during fiscal 1998. The Company believes that the terms of the lease are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

      Mr. Place, a Director of the Company, was a partner in Espinoza's Pizza Company, Ltd. ("Espinoza") which owns and operates 11 restaurants in which the Company has placed coin-operated amusement game machines. The Company paid Espinoza, as its percentage of revenues attributable to such games, approximately $76,000 during fiscal 1998. The Company believes that the arrangements with and the amounts paid to Espinoza are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties. On May 28, 1998, Mr. Place sold his 35% interest in Espinoza.

      Mr. Torres leases seven land and building packages to certain franchisees of Pizza Hut of America, Inc. ("Pizza Hut") and one land and building package to Espinoza. The Company has entered into revenue sharing agreements with Pizza Hut and Espinoza concerning the placement of amusement machines, which may benefit Mr. Torres due to percentage rent provisions in these real property leases. The Company paid such franchisees approximately $436,000 and Espinoza approximately $76,000 during fiscal 1998, pursuant to the terms of such revenue sharing agreements. The Company believes the amounts paid to such franchisees and Espinoza were fair and reasonable and were on terms at least as favorable as would be available from non-affiliated parties.

      Mr. Duran, a director of the Company is affiliated with an insurance agency which provided certain property, casualty and liability insurance to the Company in fiscal 1998. In connection with this transaction, Mr. Duran received commissions from the insurance companies in the amount of $5,421 for the year ended July 31, 1998. The Company paid premiums on policies issued by the affiliated insurance agency totaling $272,600 during fiscal 1998. The Company believes that the arrangements with and the amounts paid to the insurance companies are fair and reasonable.

      In the future, all transactions between the Company and its affiliated entities, executive officers, directors or significant shareholders will be on terms, which will continue to be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                                 PROPOSAL NO. 2
                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP has served as the Company's independent accountants since its appointment for fiscal 1992. The Board, on the unanimous recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending July 31, 1999, subject to ratification by the shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

      All services provided to the Company by PricewaterhouseCoopers LLP were approved by the Audit Committee. The Audit Committee also considered the possible effect on the independence of PricewaterhouseCoopers LLP by reason of its rendering such services.

      Audit services of PricewaterhouseCoopers LLP for fiscal 1998 included the examination of the consolidated financial statements, services related to filings with the SEC, and the performance of limited reviews of the Company's unaudited financial information.

      The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1999.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board knows of no other business that will be presented by management for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, the proxy holders intend to vote the proxies as recommended by the Board.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 1999 annual meeting of the shareholders must be received by the Company in writing no later than July 24, 1999. Proposals must be mailed to Play-By-Play Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.

                            ANNUAL REPORT (FORM 10-K)

      The Company undertakes, on written request and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, as filed with the SEC, including the financial statements and schedules. Requests should be addressed to Play-By-Play Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.


                                        By Order of the Board of Directors

                                        /s/ SAUL GAMORAN
                                            Saul Gamoran
                                            Executive Vice President,
                                            General Counsel and Secretary

November 18, 1998

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC
                                  4400 Tejasco
                          San Antonio, Texas 78218-0267

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Arturo G. Torres, Mark A. Gawlik and Saul Gamoran, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Play By Play Toys & Novelties, Inc. (the "Company") held of record by the undersigned on November 17, 1998 at the Annual Meeting of Shareholders to be held on December 7, 1998, or any adjournments thereof.

1.  ELECTION OF DIRECTORS
      FOR all nominees listed below                    WITHHOLD AUTHORITY
       (except as marked to the                   To vote for all nominees
           contrary below) [ ]                        listed below [ ]

     (INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
           STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

              Francisco Saez Moya, Ottis W. Byers, Steve K. C. Liao

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as the independent auditors for the Company for the fiscal year ending July 31, 1999.

               FOR [ ]             AGAINST  [ ]          ABSTAIN  [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.



(BACK OF PROXY CARD)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                Dated___________________________


                                                ________________________________
                                                            Signature

                                                ________________________________
                                                   Signature  if held jointly


         PLEASEMARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.